Exhibit 10.3

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

8th September 2017

Attn: Ng Siu Yan

Dear Ms. Ng,

Employment Letter

We are pleased and welcome your acceptance to be appointed as the Chief Operating Officer for APTUS Therapeutics Limited (“ATL” or the “Company”). You shall be employed full-time under the hiring entity APTUS Management Limited (“AML”), an affiliated company of ATL, and both companies being wholly owned by APTUS Holdings Limited. The Company is incorporated with limited liabilities under the laws of Cayman Islands and AML is duly incorporated with limited liabilities in Hong Kong. The Company also has subsidiary companies in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “APTUS” or the “Group”.

The following letter seeks to illustrate the context of your employment under AML and appointment by ATL, and the terms and conditions as set out herewith (the “Agreement”).

1.	The Group

APTUS and its affiliates focus on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Position and Responsibilities

(a)	You will be enlisted to act as the Chief Operating Officer for the Company (the “Role”).

(b)	You shall report to Mr. Ian Huen, the Chief Executive Officer and Executive Director of the Group.

(c)	As the Chief Operating Officer of the Company, you shall be responsible towards overseeing the ongoing operations, administration, and procedures of the Company, including but not limited to the development of operational strategies, metrics tied to such strategies, and the ongoing development and monitoring of control systems designed to enhance corporate procedures and results.

(d)	You shall be expected to oversee, manage, and motivate the staff of operations and execution teams to execute and achieve department milestones and targets, while collaborating with other members of the Company to further Group objectives.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(e)	Your principal accountabilities include:

(i)	Overseeing the day-to-day operations of the business of the Company; whether realizing your duties offsite at the premises of The University of Hong Kong, the premises of the Company and its facilities, or wherever reasonably sought of or required by you to perform the duties of your Role.

(ii)	Assist the CEO in developing long term business strategies of the Company and its subsidiaries;

(iii)	Assist the CEO in interfacing and coordinating third party counterparties, in particular Government departments, public servants, academic community and institutions, during multifaceted negotiations between relevant parties when engaging in matters including, but not limited to, intellectual property licensing, sponsored and contract research, Government grants and funding schemes.

(iv)	Participate in key decisions and oversee the transaction processing systems, implement operational best practices across the Company and its subsidiaries.

(v)	Maintain relationships with academic, public, and private sectors and institutions; represent the Company and the Group when engaging academics and public servants where relevant.

(f)	You are expected to fulfill operational and leadership duties as requested by the Chief Executive Officer, the Company, the shareholders of the Company, and members of the Executive and Non-Executive Board, on a day-to-day basis during official office hours where necessary. Your contribution shall be vital and appreciated in regards to the execution of business decisions made by the Executive Board.

(g)	You shall:

(i)	Observe and comply with all statutory rules, and regulations where applicable as governed by the internal policies and guidelines of the Company, and the laws of Hong Kong Special Administrative Region;

(ii)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

3.	Date of Commencement

Your official date of appointment as the Chief Operating Officer of the Company shall commence on 18th September 2017 (“Effective Date”), as mutually agreed upon between yourself and the Executive Board of Directors of the Company.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

4.	Salary and Bonus

(a)	Your starting salary will be HKD 60,000 (Hong Kong Dollars Sixty Thousand) per month, paid out in an equivalent amount of thirteen months per calendar year.

(b)	Annual increment of your salary will be assessed on the basis of professional merit and the Group’s performance, and is awarded at the discretion of the Board of Directors of the Company and approved by the remuneration committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Company and approval of the remuneration committee. Any bonus will only be payable only if you are still in the employment of the Company on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

5.	Mandatory Provident Fund

You will be entitled to become a member of AML’s standard Mandatory Provident Fund scheme in accordance with the Company’s policy and the statutory requirements.

6.	Medical Insurance

You will be admitted to the Group’s Medical scheme, which provides reimbursement of consultation and hospitalization expenses in accordance with the terms of the scheme. Your role shall entitle you and your immediate family to the highest coverage bracket available to the Group’s management personnel, where the service provider and scheme may be subject to review or alteration in alignment to Group business needs and conditions.

7.	Privacy of Information

(a)	You shall not except as authorized by the Company or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Group and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, monies, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

(c)	The Company however, agrees to provide you with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your role as the Chief Operating Officer of the Company.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

8.	Annual Holiday

You shall be entitled to an annual leave of 25 working days (exclusive of statutory holidays) during each twelve-month period to be taken at such time as the Group shall consider most convenient having regard to the requirements of the business of the Companies. The said holiday shall not be accumulated beyond each twelve-month period and if not taken in full in any particular period you shall not be entitled to salary or remuneration in lieu of taking such holiday.

9.	Termination

Your appointment as the Chief Operating Officer of the Company may be terminated:

(a)	By you after giving the Company not less than three (3) months’ notice in writing;

(b)	By the Company after giving you three (3) months’ notice in writing; or

(c)	By the Company without notice or compensation in the event of your dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of Hong Kong Special Administrative Region.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTUS MANAGEMENT LIMITED	Agreed and accepted by:

Name: Huen Chung Yuen Ian	Name: Ng Siu Yan
Position: Director & CEO

Date	Date

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